Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, September 25, 2013

BELO CORP. (BLC) SHAREHOLDERS APPROVE MERGER WITH GANNETT

DALLAS, TX – Television company Belo Corp. (NYSE: BLC) held a special meeting of shareholders this morning at which shareholders voted in favor of the proposal to approve and adopt the merger agreement with Gannett Co., Inc. (NYSE: GCI), along with two other related proposals. The transaction is subject to certain regulatory approvals and other customary closing conditions. The Company expects the transaction to close by the end of 2013.

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Assistant Treasurer, at 214-977-4465.